UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  March 18, 2008
(Date of earliest event reported)

PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in charter)

California	000-27234	94-3007502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5970 Optical Court
San Jose, California 95138-1400
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 226-9900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS. SIGNATURES

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2008, the Board of Directors of Photon Dynamics, Inc. (the “Company”) approved compensation changes for its executive officers on the recommendation of the Compensation Committee.  These decisions had been deferred to this point during the year because of the desire to complete the Company’s restatement completed earlier this year prior to awarding new executive equity grants and establishing new performance goals.

•
Performance targets for fiscal 2008 under the executive officer cash bonus program were approved.  The actual bonus for each executive officer will be based on achievement of a combination of corporate financial, organizational and individual strategic objectives.

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Jeffrey Hawthorne, the Company’s Chief Executive Officer, received a restricted share unit award.  A maximum of 100,000 shares will be issued under this award, although the final number of shares may be less depending on the level of achievement of performance goals for fiscal 2008.  The award will vest 25% upon determination of performance for fiscal 2008 and 25% in each of the following years.  The award is subject to Mr. Hawthorne’s existing change in control severance agreement and the terms of the Company’s stock incentive plan.

•
Wendell Blonigan, the Company’s Chief Operating Officer, received a restricted share unit award with respect to 80,000 shares.  The award will vest on the third anniversary of the grant date and is subject to Mr. Blonigan’s existing change in control severance agreement and the terms of the Company’s stock incentive plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Photon Dynamics, Inc.

Dated:  March 19, 2008                                                                             By: /s/ Carl C. Straub Jr.
 Carl C. Straub Jr.
 General Counsel and Secretary